Exchange Act of 1934
Proxy Statement Pursuant to Section 14(a) of the Securities

(Amendment No.--)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240.14-11(c) or
240.14a-12

National Patent Development Corporation
     (Name of Registrant as Specified In Its Charter)

Lawrence M. Gordon
     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
6(i)(1), or,
      14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:  COMMON STOCK
     (2)  Aggregate number of securities to which
transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0.11:1
     (4)  Proposed maximum aggregate value of transaction:
          Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

           NATIONAL PATENT DEVELOPMENT CORPORATION
                     9 West 57th Street
                         Suite 4170
                  New York, New York 10019

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                  To Be Held June 18, 1996

To The Stockholders:

     The Annual Meeting of Stockholders of National Patent
Development
Corporation (the "Company") will be held at the Columbia
Hilton, 5485 Twin Knolls Road, Columbia, Maryland on the
18th day of June, 1996, at 1:30 P.M., Eastern Standard
Daylight Savings Time, for the following purposes:

     1.   To elect seven Directors to serve until the next
Annual Meeting and until their respective successors are elected qualify.

     2. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to decrease the total number of authorized shares of Common Stock, Class
B Capital Stock and Preferred Stock which the Company shall have authority to issue from (1) 40,000,000 shares ofCommon Stock to 15,000,000 shares of Common Stock, (2)2,800,000 shares of Class B Capital Stock to 1,000,000 shares of Class B Capital Stock and
(3) 10,000,000 shares of Preferred Stock to 1,000,000 shares of Preferred Stock.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record as of the close of business on April 19, 1996 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 9 West 57th Street, Suite 4170, New York, New York.

                              By Order of the Board of
Directors

                                             Lydia M.
DeSantis
                                                  Secretary
New York, New York
April       , 1996

     If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

             NATIONAL PATENT DEVELOPMENT CORPORATION
                        9 West 57th Street
                            Suite 4170
                     New York, New York 10019


                                             April    , 1996
                                             New York, New York


                         PROXY STATEMENT

     The accompanying Proxy is solicited by and on behalf of the Board of Directors of National Patent Development Corporation, a Delaware corporation the ("Company"), for use only at the Annual Meeting of Stockholders to be held at the Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland on the 18th day of June, 1996 at 1:30 P.M., Eastern Standard Daylight Savings Time, and at any adjournments thereof. The approximate date on which this Proxy statement and the accompanying Proxy were first given or sent to security
holders was April     , 1996.

     Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman of, or the Inspectors of Election, in person, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

     The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the seven nominees for election as directors named herein and FOR the approval of the amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to decrease the total number of authorized shares of (1) common stock, par value $.01 per share (the "Common Stock") (2) class B capital stock, par value $.01 per share (the "Class B Stock"), and (3) preferred stock, par value $.01 per share (the "Preferred Stock") which the Company shall have authority to issue (the "Amendment"). In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named. The election of directors will be determined by a plurality of the votes of the shares of Common Stock and Class B Capital Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A majority of the votes represented by the outstanding shares of Common Stock and a majority of the votes represented by the outstanding shares of Class B Stock, each voting separately as a class, is required to approve the Amendment. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise receives affirmative votes; however, with respect to the approval of the Amendment, an abstention will operate to prevent approval of the Amendment to the same extent as a vote against approval, and a broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will effect the outcome of the vote the same as a negative vote with respect to the approval of the Amendment.

                      VOTING SECURITIES

     The Board of Directors has fixed the close of business on April 19, 1996 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on April 18, 1996 consisted of shares of Common Stock, each entitled to one vote, and 62,500 shares of Class B Stock, each entitled to ten votes. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock and Class B Stock representing a majority of the number of votes entitled to be cast. The only difference in the rights of the holders of Common Stock and the rights of holders of Class B Stock is that the former class has one vote per share and the latter class has ten votes per share. The Class B Stock is convertible at any time into shares of Common Stock on a share for share basis at the option of the holders thereof.

               PRINCIPAL HOLDERS OF SECURITIES

     As of March 1, 1996, no person was known to the Company to own beneficially more than 5% of the Common Stock or Class B Stock of the Company except as set forth below.

     The following table shows as of such date the Class B
Stock beneficially owned directly by Mr. Jerome I. Feldman,
President and Chief Executive Officer and a director of the Company, and Mr. Martin M. Pollak, Executive Vice President and Treasurer and a director of the Company. (For information with respect to the shares of Common Stock beneficially owned by Messrs. Feldman and Pollak, see
"Security Ownership of Directors and Named Executive
Officers"):

                                   Amount of
Title of    Name and Address       Beneficial
Percent
Class       of Beneficial Owners         Ownership
of Class

Class B     Jerome I. Feldman      245,813 shares(1)   50(2)
            c/o National Patent
            Development Corp.
            9 West 57th Street
            Suite 4170
            New York, NY 10019

Class B     Martin M. Pollak       245,813 shares(1)   50(2)
            c/o National Patent
            Development Corp.
            9 West 57th Street
            Suite 4170
            New York, NY 10019

(1) Includes 214,563 shares each for Messrs. Feldman and
Pollak which they currently have the right to purchase pursuant to the exercise of stock options.

(2) Percentage could increase up to approximately 89% if either individual exercised all of his stock options and the other individual did not exercise any.

     Based upon the Common Stock and Class B Stock of the Company outstanding at March 1, 1996, Mr. Feldman and Mr. Pollak controlled in the aggregate approximately 9.9% of the voting power of all voting securities of the Company. This percentage for Mr. Feldman and Mr. Pollak would increase to approximately 44.9% if they exercised all the presently outstanding options to purchase shares of the Common Stock and Class B Stock of the Company held by them.

     On March 26, 1986, Mr. Feldman and Mr. Pollak entered into an agreement (i) granting each other the right of first refusal over the sale or hypothecation of the Class B Stock and options to purchase Class B Stock now owned or subsequently acquired by each of them and (ii) in the event of the death of either of them granting the survivor a right of first refusal over the sale or hypothecation of the Class B Stock or options to acquire shares of Class B Stock held by the estate of the decedent. The aforesaid right of first refusal is for the duration of the life of the survivor of Mr. Feldman or Mr. Pollak.

     Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc.,
Princeton Services, Inc., Fund Asset Management, L.P., and
Merrill Lynch Phoenix Fund, Inc. filed a 13-G which disclosed the ownership of 456,525 shares of the Common
Stock representing approximately 6.9% of the outstanding
Common Stock as of December 31, 1995.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

     The following table sets forth, as of March 1, 1996, beneficial ownership of shares of Common Stock of the Company and subsidiaries by each director, each of the named executive officers and all directors and executive officers as a group.

                                      Total Number of Shares
                                                Beneficially
Name                                               Owned

Jerome I. Feldman(1)(2)(3)(4)(6)                 582,036
Martin M. Pollak(1)(2)(3)(4)(6)                  581,972
Scott N. Greenberg(3)                             50,025
Roald Hoffmann, Ph.D.(5)                           9,700
Ogden R. Reid(5)                                  10,250
Paul A. Gould(1)(5)(6)                            81,125
Herbert R. Silverman(6)                            2,250
Lawrence M. Gordon(1)                             36,653
Directors and Executive Officers as a Group
(9 persons) (1)(3)                               1,354,011

                                                  Percent of
                                                  Common Stock
                                                       Owned

Jerome I. Feldman (1)(2)(3)(4)(6)                    7.8
Martin M. Pollak (1)(2)(3)(4)(6)                     7.8
Scott N. Greenberg(3)                                *
Ogden R. Reid(5)                                     *
Roald Hoffmann, Ph.D.(5)                             *
Paul A. Gould(1)(5)(6)                               1.2
Herbert R. Silverman(6)                              *
Lawrence M. Gordon (1)                               *
Directors and Executive Officers as a Group
(9 persons)(1)(3)                                   16.7

                                             Of Total Number of
                                             Shares Beneficially
                                                           Owned,
                                             Shares Which May Be
                                         Acquired Within 60 Days

Jerome I. Feldman(1)(2)(3)(4)(6)                  486,293
Martin M. Pollak(1)(2)(3)(4)(6)                   487,793
Scott N. Greenberg(3)                              45,875
Roald Hoffmann, Ph.D.(5)                            9,250
Ogden R. Reid(5)                                   10,000
Paul A. Gould(1)(5)(6)                              3,500
Herbert A. Silverman(6)                             1,000
Lawrence M. Gordon(1)                              36,025
Directors and Executive Officers as a Group
(9 persons)(1)(3)                                 651,610

* The number of shares owned is less than one percent of the outstanding shares of Common Stock.

(1) Included in the table are 31,250 shares for each of Messrs. Feldman and Pollak which they currently have the right to acquire through the conversion of shares of Class B
Stock into shares of Common Stock which they currently own, (see "Principal Holders of Securities"). Also included in the table is 1,618 shares for a foundation of which Mr.
Pollak is a trustee. Also included in the table are 1,107 shares for Mr. Feldman, 604 shares for Mr. Pollak and 503 shares for Mr. Gordon and 2,214 shares for all directors and executive officers as a group, issuable upon the conversion of bonds issued with the Company's 12% Subordinated Debentures Due 1997. Mr. Feldman disclaims beneficial ownership of the 404 shares issuable upon conversion of bonds held by his wife pursuant to the Debentures. Messrs. Feldman, Pollak and Gould disclaim beneficial ownership of 1,173, 5,752 and 25 shares, respectively, held by members of their families which are included in the table.

(2) Included in the table are options to purchase 214,563 shares of Class B Options for each of Messrs. Feldman and Pollak which they currently have the right to acquire through the exercise of stock options, which shares are convertible into shares of Common Stock.

(3) Of the directors and executive officers of the Company, the following beneficially own the number of shares of common stock of General Physics Corporation ("GPC") indicated: Jerome I. Feldman, 22,100 (of which 20,000 shares are issuable upon exercise of currently exercisable stock options); Martin M. Pollak, 25,900 (of which 20,000 shares are issuable upon exercise of currently exercisable stock options); Scott N. Greenberg 11,000 (of which 10,000 shares are issuable upon exercise of currently exercisable stock options);Ogden R. Reid-500 (all of which shares are issuable upon exercise of currently exercisable stock options)and Lawrence M. Gordon, 11,000 (all of which shares are issuable upon exercise of currently exercisable stock options). In addition, all directors and executive officers as a group beneficially own 69,500 shares, of which 60,500 shares are issuable upon exercise of currently exercisable stock options. Mr. Feldman and Mr. Pollak through their ownership of the Company's Common Stock, may be deemed to beneficially own an aggregate of 5,342,789 shares of GPC beneficially owned by the Company, Five Star and MXL, wholly-owned subsidiaries of the Company. However, Mr. Feldman and Mr. Pollak disclaim beneficial ownership of such 5,342,789 shares (5,364,889 and 5,368,689 shares in the aggregate for Mr. Feldman and Mr. Pollak, respectively). The total number of shares of GPC owned by all directors and executive officers of the Company as a group (other than Messrs. Feldman and Pollak) is .01% of the outstanding shares of GPC's common stock. All such persons have sole voting and investment power as to all shares except as indicated.

(4) Member of the Executive Committee.

(5) Member of the Audit Committee.

(6) Member of the Compensation Committee

     As of March 1, 1996 the Company owned 3,642,789 shares of GPC common stock, constituting approximately 35.1% of the outstanding shares, Five Star owned approximately 1,062,500 shares constituting approximately 10.2% and MXL owned approximately 637,500 shares constituting approximately 6.1% of the outstanding shares of GPC common stock. Accordingly, the Company's voting control of GPC is approximately 51.5%.

     As of March 1, 1996 the Company owned 2,842,300 shares of SGLG, Inc. ("SGLG") common stock, constituting approximately 92% of the outstanding shares. In addition, Mr. Pollak owns 1,000 shares of SGLG common stock.

                    ELECTION OF DIRECTORS

     Seven directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The By-Laws of the Company permit the Board of Directors to fix the number of directors at no less than three nor more than fifteen persons, and the Board of Directors has fixed the number of directors at seven persons. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

     Jerome I. Feldman is founder of, and since 1959, has been President and Chief Executive Officer and a Director of the Company. He has been Chairman of the Executive Committee and a Director of Interferon Sciences, Inc. ("Interferon"), which is a biopharmaceutical company engaged in the manufacture and sale of ALFERON N Injection since 1981; a Director since 1981 and Chairman of the Board from 1985 to January 1995 of GTS Duratek Inc., ("Duratek") a company which provides waste treatment solutions for radioactive, hazardous, mixed and other waste; a Director since 1987, Chairman of the Executive Committee since 1988 and Chief Executive Officer since September 1994 of GPC, a company which provides engineering, environmental training and technical support services to commercial nuclear and fossil power utilities and to the United States Departments of Defense and Energy; President since October 1994 and Chief Executive Officer, Chairman of the Executive Committee and a Director of SGLG since 1991, a holding company; and a director and consultant to American Drug Company ("ADC"), a generic drug distribution company since January 1994. He has been a Director of Hamilton Financial Services, Inc., a financial service holding company since 1983. Mr. Feldman is also a Trustee of the New England Colleges Fund and of Bard College. Age 67

     Martin M. Pollak is founder of, and since 1959, has been Executive Vice President, Treasurer and a Director of the Company. He has been Chairman of the Board of Interferon since 1981; a Director of Duratek since 1983 and Chairman of the Executive Committee from 1985 to January 1995; a Director of GPC since 1987 and Chairman of the Board since 1988; Chairman of the Board of SGLG since 1991; and President, Chief Executive Officer and a director of ADC since January 1994. Mr. Pollak is Chairman of the Czech and Slovak United States Economic Counsel and a trustee of the Board of Trustees of the Worcester Foundation for Experimental Biology and a Director of Brandon Systems Corporation, a personnel recruiting company, since 1986. Age 68

     Scott N. Greenberg has been a Director of the Company since 1987, Vice President and Chief Financial Officer since 1989 and Vice President, Finance from 1985. He has been a Director of GPC since 1987; a Director of SGLG since 1991; Chief Financial Officer of ADC since January 1994, a Director of Interferon since January 1996, and from 1991 to 1995, a Director of Duratek. Age 39

     Ogden R. Reid has been a Director of the Company since 1979. He has been a Director of Interferon since 1982; a Director of GPC since 1988 and Vice Chairman and Director of SGLG since 1992; from 1991 to January 1995 he was Vice Chairman of the Board of Duratek. Mr. Reid had been Editor and Publisher of the New York Herald Tribune and of its International Edition; United States Ambassador to Israel; a six-term member of the United States Congress and a New York State Environmental Commissioner. Age 70

     Roald Hoffmann, Ph.D. has been a Director of the Company since 1988 and a Director of Interferon since 1991. He has been a John Newman Professor of Physical Science at Cornell University since 1974. Dr. Hoffmann is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In 1981, he shared the Nobel Prize in Chemistry with Dr. Kenichi Fukui. Age 58

     Paul A. Gould has been a Director of the Company since
1993. He has been Managing Director since 1979 of Allen &
Company Incorporated, an investment banking firm. He has been a Director since 1992 of Liberty Media Corp., a cable programming company and a Director since April 1994 of Resource Recycling Technologies, Inc., which is engaged in solid waste material management alternatives. Age 50

     Herbert R. Silverman has been a Director of the Company since November 1994. Since 1975 he has been a Senior Advisor to Bank Julius Baer (New York), Zurich, Switzerland, Chairman of the Executive Committee of Baer American Banking Corporation since 1976 and is a member of the Board of Directors of Partners Funds, Inc. and Focus Fund, both of which are mutual stock funds managed by Neuberger & Berman since 1965. He is also a life trustee of New York University and New York University Medical Center. Age 78

Board of Directors

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held five meetings in 1995, at which all of the directors attended at least 75% of the meetings of the Board and Committees on which they served.

Directors Compensation

     Directors who are not employees of the Company receive a fee of $1,500 for each meeting of the Board of Directors attended, but do not receive any additional compensation for service on committees of the Board of Directors. Officers of the Company do not receive additional compensation for serving as directors.

Executive Committee

     The Executive Committee, consisting of Jerome I.
Feldman and Martin M. Pollak, meets on call and has authority to act on most matters during the intervals between Board meetings. The committee formally acted seventeen times in 1995 through unanimous written consent.

Audit Committee

     The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants, subject to the ratification by the stockholders at the Annual Meeting, to serve as auditors for the following year in examining the books and records of the Company. This Committee met once in 1995. The Audit Committee currently consists of Ogden R. Reid, Roald Hoffmann and Paul A. Gould.

Compensation Committee

     The Compensation Committee, consisting of Jerome I. Feldman, Martin M. Pollak, Herbert R. Silverman and Paul A. Gould, meets on call and has the authority to act with respect to the compensation of officers and the grant of options to officers and employees of the Company. The Compensation Committee, formerly the Stock Option Committee, formally acted seven times in 1995 through unanimous written consent.

                   EXECUTIVE COMPENSATION

     The following table and notes present the compensation paid by the Company and subsidiaries to its Chief Executive Officer and the Company's most highly compensated executive officers for 1995.

                 SUMMARY COMPENSATION TABLE

                                             Annual Compensation
                                             Salary         Bonus
Name and Principal Position   Year           ($)            ($)

Jerome I. Feldman             1995           334,376(1)     161,250(2)
President and Chief           1994           322,304         40,000
Executive Officer             1993           316,526
120,000

Martin M. Pollak              1995           326,202(1)(3)  161,250(2)
Executive Vice President      1994           322,259(3)      40,000(2)
and Treasurer                 1993           315,110            -0-

Scott N. Greenberg            1995           260,791         77,500(2)
Vice President and            1994           216,375         20,000(2)
Chief Financial Officer       1993           156,635            -0-

Lawrence M. Gordon            1995           233,205        149,375(2)
Vice President and            1994           233,205         50,000(2)
General Counsel               1993           183,205         50,000

(1) Includes $20,000 received from General Physics
Corporation for services rendered to General Physics
Corporation.

(2) For 1995, Messrs. Feldman, Pollak, Greenberg and Gordon received their respective bonuses in shares of common stock of GTS Duratek, Inc. ("Duratek") from holdings of the Company's shares of Duratek common stock.

(3) For 1995 and 1994 $150,000, of Mr. Pollak's compensation was paid by American Drug Company , as a consequence of his services to both companies.

                                  Long Term
                                   Compensation
                                   Awards         All Other
                                   Options        Compensation
Name and Principal Position        ($)            ($)

Jerome I. Feldman                  -0-            22,570(1)
President and Chief                -0-             3,696(l)
Executive Officer                  -0-             3,598(1)

Martin M. Pollak                   -0-            24,900(1)(2)
Executive Vice President           -0-             3,696(1)
and Treasurer                      -0-             3,598(1)

Scott N. Greenberg                 -0-             3,500(3)
Vice President and                 -0-             3,695(3)
Chief Financial Officer            -0-             3,598(3)

Lawrence M. Gordon                 -0-             3,500(3)
Vice President and                 -0-             3,696(3)
General Counsel                    -0-             2,937(3)

(1) Includes $3,500, $3,696 and $3,598 as a matching contribution by the Company to the 401(k) Savings Plan.
Also included is $19,070 for Mr. Feldman and $21,400 for Mr. Pollak, which is the split dollar value of the insurance premium paid by the Company for the benefit of Messrs. Feldman and Pollak. See "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(2) Constitutes matching contributions made by ADC and the Company equally on behalf of Mr. Pollak pursuant to the Company's 401(k) Savings Plan.

(3)  Matching contribution by the Company to the 401(k)
Savings Plan.

     The following table and notes contain information concerning the grant of non-qualified stock options in 1995 to the named executive officers.

             OPTION GRANTS AT DECEMBER 31, 1995

                        Options       % of Total Option        Exercise or
                        Granted       Granted to Employees     Base Price
Name                    (#)(1)        at December 31, 1995     ($/Sh)

Jerome I. Feldman
  Common Stock          62,500(1)          14                  8.50
                       106,250(2)          24                  8.375
  Class B Capital       62,500(3)          50                  8.50

Martin M. Pollak
  Common Stock          62,500(1)          14                  8.50
                       106,250(2)          24                  8.375
  Class B Capital       62,500(3)          50                  8.50

Scott N. Greenberg
  Common Stock           25,000             6                  8.375

Lawrence M. Gordon
  Common Stock           25,000             6                  8.375

(1) The options were granted pursuant to the terms of the Company's 1973 Non-Qualified Stock Option Plan at an exercise price equal to the fair market value on the date of grant. The options are exercisable over a period of three years from the date of grant. (See "Employment Contracts and Termination of Employment and Change in Control Arrangements").

(2) The options were granted pursuant to the terms of the Company's 1973 Non-Qualified Stock Option Plan at an exercise price of the fair market value on the date of grant. The options are exercisable immediately for a period of five years from the date of grant.

(3) The options were granted pursuant to the terms of the Employment Agreements. (See "Employment Contracts and
Termination of Employment and Change in Control
Arrangements").

                                             PotentialRealized
                                             Value at Assumed
                                             Annual Rates of
                                             Stock Price
                                             Appreciation for
                                Expiration   Option Term (3)
Name                            Date         5%($)        10%($)

Jerome I. Feldman
  Common Stock                  5/19/00      146,875    324,375
                               11/17/00      245,438    542,938
  Class B Capital               5/19/00      145,875    324,375

Martin M. Pollak
  Common Stock                  5/19/00      146,875    324,375
                               11/17/00      245,438    542,938
  Class B Capital               5/19/00      145,875    324,375

Scott N. Greenberg
  Common Stock                 11/17/00       57,750    127,750

Lawrence M. Gordon
  Common Stock                 11/17/00       57,750    127,750

(3) Represents gain that would be realized assuming the options were held for the entire five year period, respectively and the stock price increased at compounded rates of 5% and 10% from a base price of $8.50 and $8.375 per share. The potential realizable values per option or per share under such rates of stock appreciation would be $2.35 and $5.19 and $2.31 and $5.11, respectively. These amounts represent assumed rates of appreciation only.
Actual gain, if any, on stock exercise and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

     The following table and notes set forth information for the named executive officers regarding the exercise of stock options during 1995 and unexercised options held at the end of 1995.

         AGGREGATED OPTION EXERCISES AT DECEMBER 31, 1995
                    AND YEAR-END OPTION VALUES


                         Shares Acquired
                         on Exercise
                         (#) (1)             Value Realized
Name                                         ($)

Jerome I. Feldman             -0-                 -0-
Martin M. Pollak              -0-                 -0-
Scott N. Greenberg            -0-                 -0-
Lawrence M. Gordon            -0-                 -0-


                                      Number of Unexercised
                                      Options at December 31,
                                      1995       (#)
Name                                  Exercisable/Unexercisable

Jerome I. Feldman                     486,293(2)     83,374(2)
Martin M. Pollak                      488,793(2)     83,374(2)
Scott N. Greenberg                     45,875           -0-
Lawrence M. Gordon                     36,025           -0-

                                     Value of Unexercised
                                     In-the-Money Options at
                                     December 31, 1995 ($)
Name                                 Exercisable/Unexercisable

Jerome I. Feldman                       $22,524       $5,211
Martin M. Pollak                         22,524        5,211
Scott N. Greenberg                        4,688        -0-
Lawrence M. Gordon                        4,688        -0-


(1) None of the named executive officers exercised any stock options during 1995.

(2)  Includes 214,563 exercisable and 41,687 unexercisable
Class B Options, which options are convertible into shares of Common Stock on a share for share basis.

(3)  Calculated based on the closing price of the Common
Stock $8.5625 as reported by the American Stock Exchange on December 29, 1995.

Board Compensation Committee Report on Executive
Compensation

     As was earlier discussed in the section on Committees of the Board, the Compensation Committee is responsible for administering the compensation program for the executive officers of the Company. The Compensation Committee is currently comprised of Jerome I. Feldman, Martin M. Pollak, Herbert R. Silverman and Paul A. Gould.

     The Compensation Committee's executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performance, individual initiative and achievement, as well as assisting the Company in attracting and retaining qualified executives.

     The Compensation Committee also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value and recommends the grant of stock options to executive officers whose performance have a significant effect on the success of the Company.

     Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus and grant of stock options. The compensation for Mr. Pollak is determined on the same basis as that of Mr. Feldman, the Chief Executive Officer. The compensation for the other executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered by the Board in establishing annual bonuses and other incentive compensation.

     The Company has certain broad-based employee benefit plans in which all employees, including the named executives are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1995, the Company also made matching contributions to the 401(k) Savings Plan for those participants.

Mr. Feldman's 1995 Compensation

     Mr. Feldman's compensation is determined principally by the terms of his employment agreement, as defined below. The employment agreement was negotiated with an independent committee of the Board of Directors of the Company comprised of Paul A. Gould, Herbert R. Silverman and Roald Hoffmann.
As of May 19, 1995, the Company entered into an Employment Agreement (the "Agreement") with Mr. Feldman which provided that Mr. Feldman serve as President and Chief Executive
Officer of the Company for the period through May 18, 1998
(the "Employment Period"). The Agreement provides Mr.
Feldman with an annual base salary of $325,000 for the first twelve months of the Employment Period, subject to such increases as may be deemed appropriate by the Board of Directors. In addition, Mr. Feldman was granted options to purchase 62,500 shares of Common Stock and 62,500 shares of Class B Capital Stock, pursuant to the terms of his Agreement, as well as an additional 106,250 shares of Common Stock. Mr. Feldman also received a cash bonus of $161,250 in shares of common stock of GTS Duratek, Inc.("Duratek") in 1995 from holdings of the Company's shares in Duratek for his significant contribution to the successful completion of The Carlyle Group transaction ("Carlyle") with Duratek, pursuant to which the Company sold 1,666,667 shares of its Duratek common stock at a price of $3.00 per share to Carlyle in connection with a $16 million financing by Duratek with Carlyle. Mr. Feldman received compensation of $20,000 for serving as Chief Executive Officer, Director and Chairman of the Executive Committee of GPC. (See "Employment Contracts and Termination of Employment and Change in Control Arrangements").

Employment Contracts and Termination of Employment and
Change in Control Arrangements

     Agreements with Messrs. Feldman and Pollak. As of May 19, 1995, the Company entered into a three year agreement (the "Agreement") with its President and Chief Executive Officer, Jerome I. Feldman, and with its Executive Vice President and Treasurer, Martin M. Pollak (the "Employees").

     Pursuant to the Agreement, Mr. Feldman will serve as President and Chief Executive Officer of the Company and Mr. Pollak will serve as Executive Vice President and Treasurer of the Company for the period through May 18, 1998. The Agreement provides for each Employee to receive annual compensation (a minimum base salary) of $325,000 for the first year of the Agreement, $350,000 for the second year of the Agreement and $ 375,000 for the third year of the Agreement (subject to increase by the Board of Directors). Under the terms of the Agreement, each of the Employees received options to purchase 62,500 shares of Common Stock and 62,500 shares of Class B Stock. The Agreement provide for the termination of employment upon the Employee's death, physical or mental disability or retirement. In addition, the Company may terminate the Employee's employment "for cause" (including a failure to perform required duties or the engaging in of gross misconduct) and each Employee may voluntarily terminate his employment for "Good Reason", which occurs if the Employee determines in good faith that due to a change in control of the Company he is not able to effectively discharge his duties. "Change in control" is defined to include (1) any "person" (other than the Employees or certain persons who may acquire securities of the Company from an Employee) acquiring the beneficial ownership of more than 30% of the Company's outstanding securities or (2) certain changes in the composition of the Board of Directors of the Company.

     Upon termination by the Company "for cause", all obligations of the Company under the Employee's Agreement terminates. Upon termination by the Company other than "for cause", disability, or retirement, or by the Employee for "Good Reason", such Employee is entitled to receive as severance pay an amount equal to his full base salary (which at the present time is a minimum of $325,000 for each of the Employees) at the rate then in effect, multiplied by the greater of (1) the number of years (including fractions thereof) remaining in the term of the employment, or (2) the number three. In addition, the Employee would receive an amount in cash equal to the aggregate spread between the exercise prices of all options held by the Employee under the Company's 1973 Non-Qualified Stock Option Plan and the higher of (x) the market value of the Common Stock, and (y) the highest price paid in connection with any change in control of the Company. Subject to certain conditions, the Company would also maintain for two years (or until the

Employee's commencement of full-time employment with a new employer) certain insurance, health and disability plans in effect, or arrange for substantially similar benefits. The
Agreements also contain non-competition and confidentiality provisions.

Certain Transactions

GTS Duratek, Inc.

     On January 24, 1995, the Company sold 1,666,667 shares of its Duratek common stock at a price of $3.00 per share to The Carlyle Group ("Carlyle") in connection with a $16 million financing by Duratek with Carlyle, a Washington, DC based private merchant bank. In addition, the Company granted Carlyle an option to purchase up to an additional 500,000 shares of Duratek common stock over the next year at $3.75 per share (the "Carlyle Transaction").

     Duratek received $16 million from Carlyle in exchange for 160,000 shares of newly issued 8% cumulative convertible preferred stock (the "Convertible Preferred Stock")(convertible into 5,333,333 shares of Duratek common stock at $3.00 per share). Duratek granted Carlyle an option to purchase up to 1,250,000 shares of newly issued Duratek common stock from Duratek over the next four years, as described below. On December 26, 1995, Carlyle exercised its option to purchase 500,000 shares of Duratek common stock at $3.75 per share.

     On March 20, 1996, Duratek filed a registration statement with the Securities and Exchange Commission relating to a proposed offering of 3,600,000 shares of common stock of which 2,500,000 shares (3,040,000 shares if the underwriter's over-allotment option is exercised) will be sold by Duratek and 1,000,000 shares will be sold by the Company (the "Duratek Public Offering"). Donaldson Lufkin & Jenrette Securities Corporation, Deutsch Morgan Grenfell, and Gruntal & Co. Incorporated serve as representatives of the underwriters for the Duratek Public Offering.

     As of February 22, 1996, the Company owns 2,947,972 shares of Duratek common stock (approximately 30.8% of the outstanding shares of common stock). After completion of the Duratek Public Offering, the Company would be the beneficial owner of approximately 15.3% of the then outstanding common stock and Carlyle will own approximately 16.9% of the then outstanding common stock and 94.2% of the outstanding shares of Duratek's Convertible Preferred Stock, or an aggregate of 40.6% of the outstanding voting securities of Duratek after the Duratek Public Offering. In addition, Carlyle has the option to purchase from Duratek an additional 1,177,278 shares of Duratek Common Stock at any time prior to January 24, 1999 for $3.75 per share.

     Carlyle and the Company have entered into a stockholders' agreement in which each agreed to vote the shares of stock beneficially owned by them so that a majority of Duratek's Board of Directors will be comprised of Carlyle designees, and the remaining directors will be Duratek's president and designees of the Company.

                      PERFORMANCE GRAPH

     The following table compares the performance of the Company for the periods indicated with the performance of the AMEX Market Value

Index and the Dow Jones Industry Group BTC - Biotechnology. Total Return Indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. Assumes $100 invested on December 31, 1990 in National Patent Common Stock, AMEX Market Value Index and Dow Jones Industry Group BTC - Biotechnology. Values are as of December 31 of specified year assuming that dividends are reinvested.

     Comparison of 5-Year Cumulative Total Return


Index               1990   1991    1992  1993   1994    1995

NPDC                  41    71       42    64      25

AMEX Market          103   126      135   159     127

Dow Jones
 Biotech          159.48  335.74  310.57  292.04  247


      PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF
                        INCORPORATION


     The Board of Directors has unanimously declared it advisable and recommends that the stockholders adopt the Amendment, which will decrease the total number of authorized shares from 55,000,000 to 17,500,000 shares, of which 15,000,000 are to be shares of Common Stock, 1,500,000 shares are to be shares of Class B Capital Stock, and 1,000,000 shares are to be shares of Preferred Stock.

Reasons for the Decrease in the Authorized Shares

     The Company's Board of Directors has unanimously adopted the proposal to amend the first sentence of Article
Fourth of the Restated Certificate of Incorporation as follows:

     "4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventeen-Million Five-Hundred Thousand (17,500,000) shares; of which Fifteen Million (15,000,000) shares are to be Common Stock with a par value of One Cent ($.01) per share (hereinafter called the "Common Stock"), of which One Million Five Hundred Thousand (1,500,000) shares are to be Class B Capital Stock with a par value of One Cent ($01) per share (hereinafter called the "Class B Capital Stock"); and of which One Million (1,000,000) shares are to be Preferred Stock with a par value of One Cent ($.01) per share (hereinafter called the "Preferred Stock") to be issued in such series and with such terms as the Board of Directors may determine."

     The State of Delaware calculates its franchise tax based upon the number of authorized shares. As a result of the Company"s One-for-Four Reverse Stock Split in 1995, as of March 1, 1996, the number of issued shares of common stock were ____________, the number of authorized shares of common stock were ____________ and the number of issued shares of Class B Capital Stock were ______________ and the number of authorized shares of Class B Capital Stock were ___________. There were no issued shares of Preferred Stock.

The Board of Directors believes that the number of authorized shares must be decreased in order to reduce the Delaware franchise tax payable by the Company.

     In order to decrease the number of authorized shares of because of the Reverse Stock Split, the Restated Certificate of Incorporation must be amended, which requires, under Delaware law, the affirmative vote of holders of a majority of the (i) votes represented by the outstanding shares of Common Stock and (ii) votes represented by the outstanding shares of Class B Stock, each voting separately as a class.

     The Board of Directors recommends that you vote FOR the proposal to amend the Restated Certificate of Incorporation to decrease the number of authorized shares of common stock which the Company shall have authority to issue.

                    STOCKHOLDER PROPOSALS

     Stockholders may present proposals for inclusion in the Company's 1997 proxy statement provided they are received by the Company no later than January 13, 1997, and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                           GENERAL

     So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                    COST OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

                                   Lydia M. DeSantis
                                        Secretary

           NATIONAL PATENT DEVELOPMENT CORPORATION


COMMON STOCK   Annual Meeting of Stockholders          PROXY

                  To Be Held June 18, 1996

 This proxy is solicited on behalf of the Board of Directors

Revoking any such prior appointment, the undersigned, a stockholder of National Patent Development Corporation hereby appoints Jerome I. Feldman and Martin M. Pollak, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at the Columbia Hilton, 5485 Twin Knolls Road, Columbia, Maryland on June 18, 1996, at 1:30 P.M. Eastern Standard Daylight Savings Time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

This proxy when properly executed will be voted as directed.
If no direction is indicated, this proxy will be voted for proposals (1) (2) and (3).

1. Election of Directors: Jerome I. Feldman, Martin M. Pollak, Scott N. Greenberg, Roald Hoffmann, Ogden R. Reid,
Paul A. Gould and   Herbert R. Silverman.
                                                     For All
                                                     (Except
                                                     Nominees
                                                     Written
(INSTRUCTION: To withhold       For     Withhold       Below)
authority to vote for any
individual nominee, write
that nominee's name in the
space provided below)


2.   Proposal to amend the Company"s Restated Certificate of
Incorporation to decrease the total number of authorized shares of stock which the Company shall have authority to issue from 55,000,000 shares to 17,500,000 shares.

          FOR            AGAINST             ABSTAIN


3. Upon any other matters which may properly come before the meeting or any adjournments thereof.

     Please sign exactly as name appear below.

                              Dated                    , 1996
                              Signature
                              Signature if held jointly
                              Please mark, sign, date and
                              return the proxy card promptly using
                              the enclosed envelope.  When shares
                              are held by joint tenants both should
                              sign.  When signing as attorney, as
                              executor, administrator, trustee or
                              an, please give full title as such.
                              corporation, please sign in full
                              corporate name by President
                              or other authorized officer.
                              If a partnership please sign in
                              partnership name by authorized
                              person.






                              --20-